Exhibit 99.1
KINDER MORGAN REPORTS FOURTH QUARTER 2024
FINANCIAL RESULTS
Earnings per Share (EPS) up 11% and Adjusted EPS up 14%
Announces $1.7 billion Trident Intrastate Pipeline Project

HOUSTON, January 22, 2025 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2875 per share for the fourth quarter ($1.15 annualized), payable on February 18, 2025, to stockholders of record as of the close of business on February 3, 2025. This dividend is a 2% increase over the fourth quarter of 2023.

KMI is reporting:
•Fourth quarter earnings per share (EPS) of $0.30, up 11% compared to the fourth quarter of 2023 and Adjusted EPS of $0.32, up 14% compared to the fourth quarter of 2023.
•Net income attributable to KMI of $667 million, compared to $594 million in the fourth quarter of 2023.
•Adjusted EBITDA of $2,063 million, up 7% versus the fourth quarter of 2023.

“The company enjoyed another exceptional quarter, with very strong operational and financial performance. We continued to internally fund high-quality capital projects while generating cash flow from operations of $1.5 billion and $0.7 billion in free cash flow (FCF) after capital expenditures. With robust market fundamentals and a new Administration committed to expediting energy infrastructure projects, the future looks bright,” said Executive Chairman Richard D. Kinder.

“KMI had a very strong fourth quarter on increased financial contributions from our Natural Gas Pipelines, Products Pipelines and Terminals business segments, with Adjusted EBITDA up 7% versus the fourth quarter of 2023. Our balance sheet remains healthy, as we ended the year with a Net Debt-to-Adjusted EBITDA ratio of 4.0 times,” said Chief Executive Officer Kim Dang.

“We are also today announcing the Trident Intrastate Pipeline Project, an approximately 216-mile pipeline build underpinned by long-term contracts that will provide approximately 1.5 billion cubic feet per day (Bcf/d) of capacity from Katy, Texas to the LNG and industrial corridor near Port Arthur, Texas,” continued Dang.

“Further, during the quarter we secured additional long-term, binding transportation agreements on our previously announced Mississippi Crossing Project, resulting in a current project subscription of approximately 1.8 Bcf/d. The estimated $1.6 billion project is now designed to transport up to 2.1 Bcf/d of natural gas through the construction of nearly 206 miles of 42-inch and 36-inch pipeline and three new compressor stations.

“For several quarters now, we have pointed to expected significant new natural gas demand for LNG, power plants, and emerging opportunities such as artificial intelligence operations, cryptocurrency mining, data centers and industrial re-shoring. These expectations are being realized. Our commercial teams have secured contracts to underpin three large natural gas projects - South System Expansion 4, Mississippi Crossing and Trident, totaling approximately $5 billion (KM share) in project costs. These projects are all progressing and are expected to contribute to significant future growth once in service,” said Dang.

“Our project backlog also reflects this strong natural gas demand. At the end of the fourth quarter of 2024, the backlog stood at $8.1 billion, a nearly 60% increase compared to $5.1 billion in the third quarter of 2024. Natural gas projects account for approximately 89% of the backlog. In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects, where first full year multiples are more favorable but the earnings are more uneven than with our other business segments. We expect the remaining $7.0 billion of projects in the backlog, when realized, to generate an aggregate first full year Project EBITDA multiple of approximately 5.8 times (up 0.4 times versus the previous quarter).

2025 Outlook

For 2025, KMI budgeted net income attributable to KMI of $2.8 billion, up 8% versus 2024 and Adjusted EPS of $1.27, up 10% from 2024. KMI expects to declare dividends of $1.17 per share for 2025, a 2% increase from the dividends declared for 2024. The company also budgeted 2025 Adjusted EBITDA of $8.3 billion, up 4% versus 2024, and to end 2025 with a Net Debt-to-Adjusted EBITDA ratio of 3.8 times. These amounts do not include contributions from the Outrigger Energy II acquisition discussed below.

The budget assumes average annual prices for West Texas Intermediate (WTI) crude oil and Henry Hub natural gas of $68 per barrel and $3.00 per million British thermal units (MMBtu), respectively, consistent with the published forward curve available during the company’s annual budget process.

We plan to publish our annual outlook and budget presentation, which will provide more detail on our 2025 budget, to KMI’s website at: https://ir.kindermorgan.com/events-and-presentations/default.aspx on Wednesday, February 5, 2025.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements. Historically, KMI has disclosed budgeted distributable cash flow, or DCF, in the aggregate and per share. Consistent with KMI’s December 9, 2024 press release announcing 2025 financial expectations, this press release does not include discussion of

DCF, due to declining investor interest in DCF as a primary performance measure. However, historical DCF is provided in Table 6 as supplemental information for comparability purposes.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s improved financial performance in the fourth quarter of 2024 relative to the fourth quarter of 2023 was due primarily to continued higher contributions from our Texas Intrastate system, additional contributions from our STX Midstream acquisition and continued higher contributions from expansion projects on Tennessee Gas Pipeline (TGP), partially offset by lower contributions from our gathering systems due to lower volumes,” said KMI President Tom Martin.

“Natural gas transport volumes were flat to the fourth quarter of 2023. Natural gas gathering volumes were down 7% from the fourth quarter of 2023, primarily from our Haynesville and Bakken gathering systems due to lower commodity prices. On a full-year basis, gathering volumes were up 6% versus 2023.

“Contributions from the Products Pipelines business segment were up compared to the fourth quarter of 2023 on higher rates in the fourth quarter of 2024 and the impact of declining commodity prices in the prior year period, partially offset by lower volumes on our Hiland gathering system. Total refined products volumes were up 2%, and crude and condensate volumes were down 5%, compared to the fourth quarter of 2023,” Martin said.

“Terminals business segment earnings were up compared to the fourth quarter of 2023. The increase was led by our Jones Act tanker fleet, which benefited from higher rates and remains fully contracted under term charter agreements. Our bulk business benefited from increased contributions from our petroleum coke handling activities. Contributions from liquids terminals were higher versus the prior year period largely owing to the impact of expansion projects placed into service,” continued Martin.

“CO2 business segment earnings were down compared to the fourth quarter of 2023 due to the divestiture of certain assets earlier in the year and lower crude oil, CO2 and NGL volumes, partially offset by contributions from the North McElroy Unit acquired earlier in the year as well as lower power costs. Full year crude net-to-KMI volumes were down 6% versus the prior year, though within 1% of plan, and would have slightly exceeded plan excluding acquisitions and divestitures,” said Martin.

Other News

Natural Gas Pipelines
•KMI is proceeding with its approximately $1.7 billion Trident Intrastate Pipeline project. The approximately 216-mile project is underpinned by long-term contracts and will provide approximately 1.5 Bcf/d of capacity from Katy, Texas to the LNG and industrial corridor near Port Arthur, Texas. Pending receipt of all required permits and approvals, KMI expects the project to be in service in the first quarter of 2027.

•On January 13, 2025, KMI announced that its subsidiary, Hiland Partners Holdings LLC, agreed to purchase a natural gas gathering and processing system in North Dakota from Outrigger Energy II for $640 million. The acquisition includes a 270 million cubic feet per day (MMcf/d) processing facility and a 104-mile, large-diameter, high-pressure rich gas gathering header pipeline with 350 MMcf/d of capacity connecting supplies from the Williston Basin area to high-demand markets. The gathering and processing system is backed by long-term contracts with commitments from major customers in the basin. KMI expects the acquisition to be immediately accretive to its shareholders, with a 2025 Adjusted EBITDA multiple of approximately 8 times on a full-year basis. Adjusted EBITDA does not include approximately $20 million of expected cash payments in 2025 that receive deferred revenue recognition. The transaction is subject to clearance under Hart-Scott-Rodino and is expected to close in the first quarter of 2025.
•On December 19, 2024, TGP announced its decision to proceed with its Mississippi Crossing (MSX) project after securing long-term, binding transportation agreements for 1.5 Bcf/d of capacity. Since then, TGP has secured additional long-term, binding transportation agreements resulting in a current project subscription of approximately 1.8 Bcf/d. The estimated $1.6 billion project is now designed to transport up to 2.1 Bcf/d of natural gas through the construction of nearly 206 miles of 42-inch and 36-inch pipeline and three new compressor stations. The project will originate near Greenville, Mississippi, and conclude near Butler, Alabama, with connections to the existing TGP system and third-party pipelines to provide critical supply access sourced from multiple supply basins. Pending the receipt of all required permits and clearances, the project is expected to be placed in service in November 2028.
•Preliminary survey work is progressing on the South System Expansion 4 (SSE4) project designed to increase Southern Natural Gas’s (SNG) South Line capacity by approximately 1.2 Bcf/d. Upon completion, the approximately $3 billion project will help meet growing power generation and local distribution company demand in the Southeast. SSE4 will be completed in two phases and is almost entirely comprised of brownfield looping and horsepower compression additions on the SNG and Elba Express (EEC) pipeline systems (KM-share approximately $1.7 billion, including EEC). Subject to all required approvals, KMI expects to place the first phase of the project in service in the fourth quarter of 2028 and the second phase in the fourth quarter of 2029.
•Preliminary construction activities are underway on the fully contracted Gulf Coast Express Pipeline LLC (GCX) expansion project. The $455 million expansion project (KM-share approximately $161 million) is designed to increase by 570 MMcf/d natural gas deliveries from the Permian Basin to South Texas markets. Subject to all required approvals, the project is expected to be in service in mid-2026.
•Construction continues on the second phase of the approximately $672 million Evangeline Pass project, which has an expected in-service date of July 1, 2025. The two-phase project involves modifications and enhancements to portions of the TGP and SNG systems in Mississippi and Louisiana, resulting in the delivery of approximately 2 Bcf/d of natural gas to Venture Global’s Plaquemines LNG facility.

Terminals
•Construction is nearing completion on KMI’s latest expansion of its industry-leading RD and SAF feedstock storage and logistics offering at its lower Mississippi River hub. The approximately $54 million project at its Geismar River Terminal in Geismar, Louisiana involves the construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity as well as various marine, rail and pipeline infrastructure improvements. Due to contractor delays, the project is now expected to be in service in the first quarter of 2025.

Products
•In December 2024, the Kinder Morgan petroleum condensate processing facility’s existing customer exercised its unilateral right to extend its contract at existing rates for five years, taking the term through 2030. The extension is a recognition of the competitive value of the processing facility’s connectivity in the Houston Ship Channel hub.

Energy Transition Ventures
•Autumn Hills RNG is expected to be placed into service in the coming weeks. With a capacity of 0.8 Bcf of RNG annually, this additional facility will bring KMI’s total RNG generation capacity to 6.9 Bcf per year.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 79,000 miles of pipelines, 139 terminals, 702 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.1 Bcf per year with an additional 0.8 Bcf in development. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, January 22, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses including amortization of excess cost of equity investments (EBDA), along with the non-GAAP financial measures of Adjusted Net income attributable to Common Stock, and distributable cash flow (DCF), both in the aggregate and per share for each, Adjusted Segment EBDA, Adjusted Net income attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses including amortization of excess cost of equity investments (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, and 5.) We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below).

The following table summarizes our Certain Items for the three and twelve months ended December 31, 2024 and 2023.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In millions)
Certain Items
Change in fair value of derivative contracts (1)	40	(33)	72	(126)
Loss (gain) on divestitures and impairment, net	1	—	(69)	67
Income tax Certain Items (2)	(4)	27	(52)	33
Other (3)	4	45	7	45
Total Certain Items (4)(5)	$41	$39	$(42)	$19

Notes
(1)	Gains or losses are reflected when realized.
(2)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(3)	Three-month and twelve-month periods of 2023 represent pension cost adjustments related to settlements made by our pension plans.
(4)	Amount for the twelve-month period ending December 31, 2023 includes the following amount reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income: $67 million of “Loss (gain) on divestitures and impairment, net” for a non-cash impairment related to our investment in Double Eagle Pipeline LLC in our Products Pipelines business segment.
(5)	Amounts for the periods ending December 31, 2024 and 2023 include the following amounts reported within "Interest, net" on the accompanying Preliminary Consolidated Statements of Income: $(10) million and $3 million for the three-month periods, respectively, and $(5) million and $(7) million for the twelve-month periods, respectively, of “Change in fair value of derivative contracts.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A and amortization of excess cost of equity investments, income tax expense and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the

GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items, and further for DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also adjust amounts from joint ventures for income taxes, DD&A, cash taxes and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is used by us to evaluate our performance and to measure and estimate the ability of our assets to generate economic earnings after paying interest expense, paying cash taxes and expending sustaining capital. DCF provides additional insight into the specific costs associated with our assets in the current period and facilitates period-to-period comparisons of our performance from ongoing business activities. DCF per share serves as the primary financial performance target for purposes of annual bonuses under our annual incentive compensation program and for performance-based vesting of equity compensation grants under our long-term incentive compensation program. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Table 6.)

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts from Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy evolution-related opportunities; KMI’s 2025 expectations; anticipated dividends; and KMI’s capital projects, including expected costs, completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2023 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2024	2023		2024	2023
Revenues	$3,987	$4,038		$15,100	$15,334
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,239	1,347		4,337	4,938
Operations and maintenance	761	745		2,972	2,807
Depreciation, depletion and amortization	596	567		2,354	2,250
General and administrative	182	171		712	668
Taxes, other than income taxes	106	102		433	421
Other (income) expense, net	(5)	5		(92)	(13)
Total operating costs, expenses and other	2,879	2,937		10,716	11,071
Operating income	1,108	1,101		4,384	4,263
Other income (expense)
Earnings from equity investments	228	231		890	838
Amortization of excess cost of equity investments	(13)	(12)		(50)	(66)
Interest, net	(442)	(452)		(1,844)	(1,797)
Other, net	10	(44)		27	(37)
Income before income taxes	891	824		3,407	3,201
Income tax expense	(197)	(206)		(687)	(715)
Net income	694	618		2,720	2,486
Net income attributable to NCI	(27)	(24)		(107)	(95)
Net income attributable to Kinder Morgan, Inc.	$667	$594		$2,613	$2,391
Class P Shares
Basic and diluted earnings per share	$0.30	$0.27	11%	$1.17	$1.06	10%
Basic and diluted weighted average shares outstanding	2,222	2,221	—%	2,220	2,234	(1)%
Declared dividends per share	$0.2875	$0.2825	2%	$1.15	$1.13	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (1)	$708	$633	12%	$2,571	$2,410	7%
Adjusted EPS (1)	$0.32	$0.28	14%	$1.15	$1.07	7%

Notes
(1)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2024	2023		2024	2023
Net income attributable to Kinder Morgan, Inc.	$667	$594	12%	$2,613	$2,391	9%
Certain Items (1)
Change in fair value of derivative contracts	40	(33)		72	(126)
Loss (gain) on divestitures and impairment, net	1	—		(69)	67
Income tax Certain Items	(4)	27		(52)	33
Other	4	45		7	45
Total Certain Items	41	39	5%	(42)	19	(321)%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$708	$633	12%	$2,571	$2,410	7%

Net income attributable to Kinder Morgan, Inc.	$667	$594	12%	$2,613	$2,391	9%
Total Certain Items (2)	41	39		(42)	19
Net income allocated to participating securities (3)	(3)	(3)		(15)	(14)
Other (4)	(1)	—		1	—
Adjusted Net Income Attributable to Common Stock	$704	$630	12%	$2,557	$2,396	7%

Net income attributable to Kinder Morgan, Inc.	$667	$594	12%	$2,613	$2,391	9%
Total Certain Items (2)	41	39		(42)	19
DD&A	596	567		2,354	2,250
Amortization of excess cost of equity investments	13	12		50	66
Income tax expense (5)	201	179		739	682
Interest, net (6)	452	449		1,849	1,804
Amounts from joint ventures
Unconsolidated JV DD&A	88	82		359	323
Remove consolidated JV partners' DD&A	(15)	(16)		(62)	(63)
Unconsolidated JV income tax expense (7)	20	19		78	89
Adjusted EBITDA	$2,063	$1,925	7%	$7,938	$7,561	5%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Net income allocated to common stock and participating securities is based on the amount of dividends paid in the current period plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security participates in earnings or excess distributions over earnings, as applicable.
(4)	Adjusted net income in excess of distributions for participating securities.
(5)	To avoid duplication, adjustments for income tax expense for the periods ended December 31, 2024 and 2023 exclude $(4) million and $27 million for the three-month periods, respectively, and $(52) million and $33 million for the twelve-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	To avoid duplication, adjustments for interest, net for the periods ended December 31, 2024 and 2023 exclude $(10) million and $3 million for the three-month periods, respectively, and $(5) million and $(7) million for the twelve-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(7)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,392	$1,353	$5,427	$5,282
Certain Items (2)
Change in fair value of derivative contracts	46	(23)	75	(122)
Gain on divestiture	—	—	(29)	—
Natural Gas Pipelines Adjusted Segment EBDA	$1,438	$1,330	$5,473	$5,160

Products Pipelines Segment EBDA	$302	$282	$1,173	$1,062
Certain Items (2)
Change in fair value of derivative contracts	—	(4)	—	(1)
Loss on impairment	—	—	—	67
Products Pipelines Adjusted Segment EBDA	$302	$278	$1,173	$1,128

Terminals Segment EBDA	$281	$266	$1,099	$1,040
Certain Items (2)
Change in fair value of derivative contracts	1	—	—	—
Terminals Adjusted Segment EBDA	$282	$266	$1,099	$1,040

CO2 Segment EBDA	$158	$179	$692	$689
Certain Items (2)
Change in fair value of derivative contracts	3	(9)	2	4
Loss (gain) on divestiture, net	1	—	(40)	—
CO2 Adjusted Segment EBDA	$162	$170	$654	$693

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Natural Gas Pipelines
Transport volumes (BBtu/d)	44,507	44,722	44,252	44,132
Sales volumes (BBtu/d)	2,587	2,466	2,576	2,346
Gathering volumes (BBtu/d)	3,838	4,138	3,922	3,710
NGLs (MBbl/d)	40	35	38	34
Products Pipelines (MBbl/d)
Gasoline (2)	974	967	977	980
Diesel fuel	373	358	361	351
Jet fuel	297	288	294	285
Total refined product volumes	1,644	1,613	1,632	1,616
Crude and condensate	463	489	471	483
Total delivery volumes (MBbl/d)	2,107	2,102	2,103	2,099
Terminals
Liquids leasable capacity (MMBbl)	78.6	78.7	78.6	78.7
Liquids leased capacity %	95.2%	93.3%	94.6%	93.6%
Bulk transload tonnage (MMtons)	12.6	13.5	53.7	53.3
CO2
SACROC oil production	19.00	19.42	19.01	20.22
Yates oil production	6.26	6.58	6.13	6.63
Other	0.96	1.09	1.02	1.08
Total oil production - net (MBbl/d) (3)	26.22	27.09	26.16	27.93
NGL sales volumes - net (MBbl/d) (3)	8.74	9.11	8.57	8.97
CO2 sales volumes - net (Bcf/d)	0.318	0.328	0.322	0.336
RNG sales volumes (BBtu/d)	11	7	9	6
Realized weighted average oil price ($ per Bbl)	$67.24	$67.22	$68.46	$67.42
Realized weighted average NGL price ($ per Bbl)	$35.08	$27.87	$30.83	$30.84

CO2 Segment Hedges	2025	2026	2027	2028
Crude Oil (4)
Price ($ per Bbl)	$66.61	$65.94	$65.71	$64.55
Volume (MBbl/d)	20.90	13.40	8.10	3.70
NGLs
Price ($ per Bbl)	$48.98
Volume (MBbl/d)	3.13

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$88	$83
Other current assets	2,433	2,459
Property, plant and equipment, net	38,013	37,297
Investments	7,845	7,874
Goodwill	20,084	20,121
Deferred charges and other assets	2,944	3,186
Total assets	$71,407	$71,020
Liabilities and Stockholders' Equity
Short-term debt	$2,009	$4,049
Other current liabilities	3,092	3,172
Long-term debt	29,779	27,880
Debt fair value adjustments	102	187
Other	4,558	4,003
Total liabilities	39,540	39,291
Other stockholders' equity	30,626	30,523
Accumulated other comprehensive loss	(95)	(217)
Total KMI stockholders' equity	30,531	30,306
Noncontrolling interests	1,336	1,423
Total stockholders' equity	31,867	31,729
Total liabilities and stockholders' equity	$71,407	$71,020

Net Debt (1)	$31,725	$31,837

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	December 31,	December 31,
	2024	2023
Net income attributable to Kinder Morgan, Inc.	$2,613	$2,391
Total Certain Items (3)	(42)	19
DD&A	2,354	2,250
Amortization of excess cost of equity investments	50	66
Income tax expense (4)	739	682
Interest, net (4)	1,849	1,804
Amounts from joint ventures
Unconsolidated JV DD&A	359	323
Less: Consolidated JV partners' DD&A	(62)	(63)
Unconsolidated JV income tax expense	78	89
Adjusted EBITDA	$7,938	$7,561

Net Debt-to-Adjusted EBITDA (5)	4.0	4.2

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(25) million and $9 million as of December 31, 2024 and 2023, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Year-end 2023 net debt reflects borrowings to fund the STX Midstream acquisition that closed on December 28, 2023. Including a full year of Adjusted EBITDA from the acquired assets on a Pro Forma basis, the leverage ratio would have been 4.1x.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to DCF Reconciliation
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2024	2023		2024	2023
Net income attributable to Kinder Morgan, Inc.	$667	$594	12%	$2,613	$2,391	9%
Certain Items (1)
Change in fair value of derivative contracts	40	(33)		72	(126)
Loss (gain) on divestitures and impairment, net	1	—		(69)	67
Income tax Certain Items	(4)	27		(52)	33
Other	4	45		7	45
Total Certain Items	41	39	5%	(42)	19	(321)%
DD&A	596	567		2,354	2,250
Amortization of excess cost of equity investments	13	12		50	66
Income tax expense (2)	201	179		739	682
Cash taxes	(8)	(1)		(33)	(11)
Sustaining capital expenditures (3)	(306)	(275)		(986)	(868)
Amounts from joint ventures
Unconsolidated JV DD&A	88	82		359	323
Remove consolidated JV partners' DD&A	(15)	(16)		(62)	(63)
Unconsolidated JV income tax expense (4)(5)	20	19		78	89
Unconsolidated JV cash taxes (4)	11	(3)		(48)	(76)
Unconsolidated JV sustaining capital expenditures	(57)	(45)		(189)	(163)
Remove consolidated JV partners' sustaining capital expenditures	3	3		10	9
Other items (6)	9	16		38	67
DCF	$1,263	$1,171	8%	$4,881	$4,715	4%
Weighted average shares outstanding for dividends (7)	2,235	2,234		2,233	2,247
DCF per share	$0.57	$0.52	10%	$2.19	$2.10	4%
Declared dividends per share	$0.2875	$0.2825		$1.15	$1.13

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	To avoid duplication, adjustments for income tax expense for the periods ended December 31, 2024 and 2023 exclude $(4) million and $27 million for the three-month periods, respectively, and $(52) million and $33 million for the twelve-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(3)	Net of $9 million and $23 million insurance reimbursements in the three and twelve-month periods ended December 31, 2024, respectively, for a sustaining capital expenditure project.
(4)	Associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(5)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above. See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(7)	Includes restricted stock awards that participate in dividends.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$667	$594	$2,613	$2,391
Net income attributable to noncontrolling interests	27	24	107	95
DD&A	596	567	2,354	2,250
Amortization of excess cost of equity investments	13	12	50	66
Deferred income taxes	193	215	647	710
Earnings from equity investments	(228)	(231)	(890)	(838)
Distribution of equity investment earnings (1)	223	183	823	755
Working capital and other items (2)	19	958	(69)	1,062
Cash flow from operations	1,510	2,322	5,635	6,491
Capital expenditures (GAAP)	(772)	(628)	(2,629)	(2,317)
FCF	738	1,694	3,006	4,174
Dividends paid	(642)	(631)	(2,557)	(2,529)
FCF after dividends	$96	$1,063	$449	$1,645

Notes
(1)	Periods ended December 31, 2024 and 2023 exclude distributions from equity investments in excess of cumulative earnings of $60 million and $62 million for the three-month periods, respectively, and $177 million and $228 million for the twelve-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(2)	Three-month and twelve-month periods of 2023 include $843 million for cash received related to an agreement with a customer to prepay certain fixed reservation charges under long-term transportation and terminaling contracts. The prepayment related to contracts expiring from 2035 to 2040 and was discounted to present value at a rate that was attractive to our cost of issuing debt.

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted EBITDA
(In billions, unaudited)
2025 Budget
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.8
Total Certain Items (1)	—
DD&A	2.4
Income tax expense (2)	0.8
Interest, net	1.8
Amounts from joint ventures
Unconsolidated JV DD&A (3)	0.5
Remove consolidated JV partners' DD&A	(0.1)
Unconsolidated JV income tax expense	0.1
Adjusted EBITDA	$8.3

Table 9
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted Net Income Attributable to Common Stock
(In billions, unaudited)
2025 Budget
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.8
Total Certain Items (1)	—
Net income attributable to participating securities (4)	—
Other (5)	—
Adjusted Net Income Attributable to Common Stock (6)	$2.8

Notes
(1)	Aggregate adjustments are currently estimated to be less than $100 million.
(2)	Amounts are adjusted for Certain Items.
(3)	Includes amortization of basis differences related to our JVs.
(4)	Net income allocated to common stock and participating securities is based on the amount of dividends paid in the current period plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security participates in earnings or excess distributions over earnings, as applicable.
(5)	Adjusted net income in excess of distributions for participating securities.
(6)	Adjusted Net Income Attributable to Common Stock is used to calculate Adjusted EPS